Exhibit 10.248

FOURTH LEASE AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (hereinafter referred to as the “Amendment”) is made as of the      day of              2005, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership, successor by merger to Weeks Realty, L.P. (hereinafter referred to as “Landlord”) and PPD DEVELOPMENT LP, a Texas limited partnership and successor in interest to PPD Development, Inc. (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, pursuant to a Lease Agreement dated June 26, 1998 by and between Landlord and Tenant, as amended by that certain First Lease Amendment to Lease Agreement dated October 28, 1998, and as amended by that certain Second Amendment to Lease Agreement dated October 1, 2002, and as further amended by that certain Third Lease Amendment to Lease Agreement dated September 22, 2003 (the Lease Agreement, and all amendments thereto shall be referred to herein collectively as the “Lease”), Landlord leased to Tenant certain premises consisting of approximately 79,062 rentable square feet (the “Original Premises”) in a building located on certain land (the “Land”) which had been provided the address of 4023 Paramount Parkway, but is now known as 3900 South Paramount Parkway, Morrisville, Wake County, North Carolina 27560, all as more particularly described in the Lease; and

WHEREAS, the parties hereto desire to amend the Lease, among other things, to expand the Premises by approximately 4,657 rentable square feet in Suite 150 of the Building (the “150 Additional Space”) and provide for an additional tenant improvement allowance ; and

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) paid by Landlord and Tenant to one another, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Landlord and Tenant, Landlord and Tenant amend the Agreement as follows:

1. Premises and Term.

(a) Premises. Effective September 1, 2005 (the “Expansion Date”), subparagraph (a) of Article 1 of the Lease is hereby amended to provide that Tenant shall lease the Original Premises and the 150 Additional Space which together shall consist of 83,719 rentable square feet of space and which space shall hereinafter collectively be referred to as the “Premises”.

(b) Term. Subparagraph (a) of Article 1 of the Lease is hereby modified to reflect that the term of the 150 Additional Space shall commence on the Expansion Date, and shall expire on November 8, 2013 (the “Expansion Term”) which shall be coterminous with the existing Lease Term.

2. Base Rent, Operating Expenses and Security Deposit.

(a)	Base Rent. Effective on the Expansion Date, the first paragraph of paragraph 2 (a) of the Lease is amended by adding the following:

“(a)	Base Rent, Additional Rent and operating expenses for the Original Premises shall continue to be due and payable as provided in the Lease. Base Rent for the Original Premises shall continue to be subject to increases as provided in the Lease. Tenant shall pay to Landlord the Base Rent for the 150 Additional Space as follows:

09/01/2005 - 11/15/2005	$ 0.00 per month (1)
11/16/2005 - 11/08/2006	$7,334.78 per month	$88,017.36 per year
11/09/2006 - 11/08/2007	$7,493.89 per month	$89,926.68 per year
11/09/2007 - 11/08/2008	$7,660.77 per month	$91,929.24 per year

(1)	represents 2.5 months

On November 8, 2008, Tenant’s Base Rent for the entire Premises shall be adjusted to the then current Market Rent (as defined in the Lease) and taking into account the readjustment of the operating expenses as set out in Paragraph 2(b) of the Second Amendment; provided, however, that in no event shall the Base Rent per square foot, as adjusted, be less than Tenant’s then current rent.”

(b) Operating Expenses. Tenant shall not be charged Operating Expenses on the 150 Additional Space for the period beginning September 1, 2005 through and including November 15, 2005; provided, however, that if any such expenses were incurred solely as a result of Tenant’s occupancy, then Tenant shall be responsible for such particular Operating Expenses. Effective on November 15, 2005, Tenant’s proportionate share of taxes and operating expenses shall be 70.3% and shall be calculated consistently with the provision of paragraph 2(b)(ii) of the Lease.

3. 150 Additional Space Improvements.

(a) Landlord shall provide Tenant with a tenant improvement allowance for the construction of the tenant improvements to the 150 Additional Space in the amount of Twelve and 00/100 Dollars ($12.00) per rentable square foot of the 150 Additional Space (the “150 Additional Space Improvement Allowance”). The 150 Additional Space Improvement Allowance shall be applied toward construction, engineering, professional, telecommunication, design, project management, plan review, permits, architecture, voice and data cabling and other costs and expenses associated with the 150 Additional Space Improvements (as hereinafter defined) to the 150 Additional Space and shall be paid by Landlord upon the receipt of proper documentation from Tenant that such work has been done. Landlord shall be responsible for the payment of all costs and expense associated with improvements to the 150 Additional Space up to the 150 Additional Space Improvement Allowance. Any cost or expense incurred by Landlord and approved by Tenant in connection with the 150 Additional Space Improvements to the 150 Additional Space in excess of the 150 Additional Space Improvement Allowance (the “Excess”) shall be borne by Tenant and shall be paid by Tenant to Landlord within thirty (30) days of Tenant’s receipt of an invoice from Landlord providing sufficient detail and documentation for such costs and expenses. Failure by Tenant to pay any portion of the Excess as aforesaid is an event of default hereunder. If the tenant has not used the 150 Additional Space Improvement Allowance within the first year of the Effective Date or the 150 Additional Space Improvement Allowance exceeds the Cost Statement (as hereinafter defined) (taking into account any increases or decreases resulting from any Change Orders), such savings shall be the property of Tenant.

(b) Following the date of this Amendment, Tenant will work with a space planner to develop a space plan for the 150 Additional Space that is reasonably acceptable to Landlord (the “Space Plan”). Within thirty (30) days after Landlord’s receipt of the Space Plan, Tenant shall prepare and submit to Landlord a set of plans and specifications and/or construction drawings (the “Plans and Specifications”) prepared by an architect reasonably acceptable to Landlord covering all work to be performed by Landlord in constructing the leasehold improvements to the 150 Additional Space in accordance with the Space Plan (the “150 Additional Space Improvements”). Landlord shall participate in the design meetings with Tenant’s architect to maintain Landlord’s building standard and to provide preconstruction cost estimating. Landlord shall have ten (10) days after receipt of the Plans and Specifications in which to review the Plans and Specifications and to give Tenant written notice of Landlord’s approval of the Plans and Specifications or its requested changes to the Plans and Specifications. Tenant shall have no right to request any leasehold improvements or any changes to the Plans and Specifications that would materially alter the 150 Additional Space, the exterior appearance or basic nature of the Building, or the Building systems. If Landlord fails to approve or request changes to the Plans and Specifications within ten (10) days after its receipt of the Plans and Specifications, then Landlord shall be deemed to have approved the Plans and Specifications and the same shall thereupon be final. If Landlord requests any changes to the Plans and Specifications, Tenant shall make those changes which are reasonably requested by Landlord and shall within ten (10) business days of its receipt of such request submit the revised portion of the Plans and Specifications to Landlord. Landlord may not thereafter disapprove the revised portions of the Plans and Specifications unless Tenant has unreasonably failed to incorporate reasonable comments of Landlord and, subject to the foregoing, the Plans and Specifications, as modified by said revisions, shall be deemed to be final upon the submission of said revisions to Landlord. Landlord shall at all times in its review of the Plans and Specifications, and of any revisions thereto, act reasonably and in good faith. Landlord agrees to confirm Landlord’s consent to the Plans and Specifications in writing within three (3) business days following Tenant’s written request therefor.

(c) Following Landlord’s approval (or deemed approval) of the Plans and Specifications, Landlord shall solicit competitive bids from at least three (3) subcontractors for each major trade. Landlord shall provide Tenant with Landlord’s form for prequalifying subcontractors, attached hereto as Exhibit A and incorporated herein, and its current list of approved subcontractors for each major trade, attached hereto as Exhibit B and incorporated herein. Tenant shall have the right to provide Landlord with a proposed subcontractor for each major trade which may or may not be on Landlord’s approved list, and provided such subcontractor meets with Landlord’s reasonable approval, such subcontractor shall have the right to enter a bid. Landlord shall also obtain a description of the base warranty and any extended warranty terms relating to any equipment, machinery, trade fixtures or other personal property to be installed in connection with the 150 Additional Space Improvements. Landlord and Tenant shall review the bids and warranties, if applicable, jointly and Tenant shall select one subcontractor for each item bid. Promptly following the selection of a subcontractor for each major trade, Landlord shall deliver to Tenant a statement of the cost to construct and install all of the 150 Additional Space Improvements (the “Cost Statement”). Tenant acknowledges and agrees that (i) the cost to construct and install the 150 Additional Space Improvements shall include a six percent (6%) fee plus (A) Landlord’s actual overhead expenses associated with the 150 Additional Space Improvements that includes preconstruction and project management, administrative support, telephones, utilities, etc., and (B) Landlord’s actual cost of general conditions associated with the 150 Additional Space Improvements that include, but are not limited to, permits, onsite supervision, temporary utilities, temporary facilities and project cleanup, (such overhead and general conditions shall not exceed eight percent (8%) of the total construction costs for the 150 Additional Space Improvements), and (ii) said fee, overhead and general conditions shall be included in the Cost Statement and applied against the 150 Additional Space Improvement Allowance (as hereinafter defined). Tenant agrees to acknowledge the Cost Statement in writing within ten (10) business days following Landlord’s written request therefor.

(d) Landlord shall provide Tenant with a proposed schedule for the construction and installation of the 150 Additional Space Improvements that is reasonably acceptable to Tenant and shall perform the construction in accordance with such schedule and the Plans and Specifications, subject to extensions for Force Majeure Delays and Tenant Delays (as hereinafter defined). Landlord shall notify Tenant of any material changes to said schedule as a result of such Force Majeure Delays and Tenant Delays. In the event the 150 Additional Space Improvements are not Substantially Completed (as hereafter defined) in accordance with the schedule as extended by Force Majeure Delays and Tenant Delays, Tenant shall receive one day of rent abatement for each day of delay until the 150 Additional Space Improvements are Substantially Completed. Tenant agrees to coordinate with Landlord regarding the installation of Tenant’s phone and data wiring and any other trade related fixtures that will need to be installed in the 150 Additional Space prior to Substantial Completion. In addition, if and to the extent permitted by applicable laws, rules and ordinances, Tenant shall have the right to enter the 150 Additional Space for fifteen (15) days prior to the anticipated date for Substantial Completion (as such date may be modified from time to time) in order to install fixtures and otherwise prepare the 150 Additional Space for occupancy. During any entry prior to the Substantial Completion of the 150 Additional Space Improvements (i) Tenant shall not interfere with Landlord’s completion of the 150 Additional Space Improvements, and (ii) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord’s rules of conduct (which Landlord agrees to furnish to Tenant upon request).

(e) Tenant shall have the right to request changes to the Plans and Specifications at any time by way of written change order (each, a “Change Order”, and collectively, “Change Orders”). Provided such Change Order is reasonably acceptable to Landlord, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on cost and schedule resulting from said Change Order (the “Change Order Memorandum of Agreement”). Tenant shall, within five (5) business days following Tenant’s receipt of the Change Order Memorandum of Agreement, either (i) execute and return the Change Order Memorandum of Agreement to Landlord, in which case the Cost Statement shall be deemed modified automatically to take into account said Change Order, (ii) retract its request for the Change Order or (iii) amend its proposed Change Order, in which case Landlord shall prepare a new Change Order Memorandum of Agreement and Tenant shall respond as provided herein.

(f) For purposes of this Amendment “Substantial Completion” (or any grammatical variation thereof) shall mean completion of construction of the 150 Additional Space Improvements, subject only to punchlist items to be identified by Landlord and Tenant in a joint inspection of the 150 Additional Space prior to Tenant’s occupancy, the completion of which will not materially affect Tenant’s use and occupancy of, or ability to obtain an occupancy permit for the 150 Additional Space which completion and punchlist items shall be evidenced by a writing signed by Tenant and Landlord (Tenant acknowledging, however, that even if Landlord has Substantially Completed the 150 Additional Space Improvements, Landlord may not be able to obtain an occupancy permit for the 150 Additional Space because of the need for completion of all or a portion of improvements being installed in the 150 Additional Space directly by Tenant). “Tenant Delay” shall mean any delay in the completion of the 150 Additional Space Improvements to the extent attributable to Tenant, including, without limitation, (i) Tenant’s failure to meet any time deadlines specified herein, (ii) the performance of any other work in the 150 Additional Space by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work, and (iii) any other act or omission of Tenant. “Force Majeure Delay” shall mean any delay in the performance of any obligation by a party hereunder when such delay is occasioned by causes beyond its control due to act of God, adverse weather, fire, earthquake, flood, explosion, war, invasion, insurrection, riot, mob violence, sabotage, vandalism, failure of transportation, strikes, lockouts, litigation, condemnation, requisition, governmental restrictions including inability or delay in obtaining governmental consents, inspections or permits, laws or orders of governmental, civil, military or naval authorities, or any other cause outside a party’s control, whether similar or dissimilar to the foregoing.

(g) Landlord hereby warrants the 150 Additional Space Improvements for a period of one (1) year following the date of Substantial Completion of the 150 Additional Space Improvements performed by Landlord. Landlord agrees to assign any and all manufacturers’ warranties or extended warranties, if obtained, directly to the Tenant, which warranties shall include, but not be limited to, the standard warranties available from the manufacturers, and if not assignable, shall cooperate with Tenant to enforce such warranties.

(h) All shelves, bins, machinery and other trade fixtures installed in connection with any 150 Additional Space Improvements to the 150 Additional Space may be removed by Tenant in accordance with the provisions of Paragraph 5 of the Lease.

4. Alterations. Paragraph 5 of the Lease is hereby amended to provide that Tenant shall have the right to perform interior alterations to the 150 Additional Space pursuant to Paragraph 5 of the Lease. Prior to Tenant’s undertaking of any such alterations to the 150 Additional Space, Tenant shall submit to Landlord for review and approval a set of plans detailing such alterations. Landlord shall designate at the time of such review whether such alterations must be removed at the termination of the Lease.

5. Effective Date. The provisions of this Amendment shall be and become effective as of the date and year first above written.

6. Severability. In the event any term, covenant or condition of this Amendment, the Lease, or any amendments thereto shall to any extent be invalid or unenforceable, the remainder shall not be affected thereby and each term, covenant or condition shall be valid and enforceable to the full extent permitted by law.

7. Successors and Assigns. This Amendment shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise provided herein.

8. Authority of Tenant. Tenant certifies to Landlord that it is authorized to enter into this Amendment, and that those persons signing below on its behalf are authorized to do so, and shall promptly upon the request of Landlord provide a resolution to this effect.

9. Interpretation. Although the printed provisions of this Amendment were drafted by Landlord, such fact shall not cause this Amendment to be construed either for or against Landlord or Tenant. All capitalized terms, not otherwise defined, shall be defined as provided in the Lease.

10. Full Force and Effect. Except as modified hereby, the Lease remains unmodified and in full force and effect.

11. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina.

12. Mutual Acknowledgment of Non-Existence of Claims. Landlord and Tenant acknowledge and agree that as of the day hereof there are no known claims by either party against the other party hereto arising from the relationship as Landlord and Tenant, respectively, pursuant to the Lease, as amended.

13. Confidentiality. Except as otherwise required by law to be disclosed by Tenant the terms and provisions of the Lease, and this Amendment are strictly confidential, are to be shared by Tenant only with its accountant, employees, and attorneys, and each of those parties shall be advised of the confidential nature of the lease, and this Amendment.

[Execution signatures contained on the following page]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed under seal and delivered as of the day and year first above written.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership

		By:	Duke Realty Corporation, an Indiana corporation, its General Partner

		By:	/s/ Andrew Kelton
		Name:	Andrew Kelton
		Title:	Senior Vice President

ATTEST:		TENANT:

By:	/s/ Charles H. Munn, Jr.		PPD Development, LP, a Texas limited
Name:	Charles H. Munn, Jr.		partnership
Title:	Assistant General Counsel

By: PPD GP, LLC, a Delaware limited liability company, its General Partner

			By:	/s/ Fred B. Davenport, Jr.
			Name:	Fred B. Davenport, Jr.
			Title:	President

Guarantor hereby executes this Amendment to evidence its consent to Tenant’s leasing of the 150 Additional Space and to ratify that the Guaranty shall apply to the 150 Additional Space as well as to the Original Premises.

GUARANTOR:

PHARMACEUTICAL PRODUCT DEVELOPMENT, a North Carolina Corporation
ATTEST:

	By:	/s/ Charles H. Munn, Jr.
	Name:	Charles H. Munn, Jr.
	Title:	Assistant General Counsel	By:	/s/ Fred B. Davenport, Jr.
			Name:	Fred B. Davenport, Jr.
			Title:	President